Exhibit 99.1

Tennessee Commerce Bancorp Reports Record Third Quarter Results

Net Income Jumps 85% to $1.3 million

          FRANKLIN, Tenn., Oct. 24 /PRNewswire-FirstCall/ -- Tennessee Commerce Bancorp, Inc. (Nasdaq: TNCC) today reported record net income, loans and deposits for the third quarter ended September 30, 2006.

          Net income rose 85% to $1.3 million, or $0.29 per diluted shares, for the third quarter ended September 30, 2006 compared with $720,000, or $0.21 per diluted share, for the same quarter in 2005.

          “Tennessee Commerce’s record earnings benefited from strong growth in loans, interest income and improved operating efficiencies,” stated Mike Sapp, President of Tennessee Commerce Bancorp.  “Net loans grew 53% to a record $484.6 million in the third quarter of 2006 due to continued demand from local and national customers.  Total assets rose 61% to $574.6 million at the end of the third quarter, exceeding our asset growth target for the entire year.”

          Third Quarter

          Net interest income rose 42% to $5.1 million in the third quarter of 2006 compared with $3.6 million in the third quarter of 2005.  The increase in net interest income was due primarily to growth in the loan portfolio, offset somewhat by a decline in net interest margin since the third quarter of 2005. Net interest margin was 3.99% in the third quarter of 2006 compared with 4.44% in the third quarter of 2005.

          “Our growth in net interest income has been fueled by our accelerating loan demand,” noted Mr. Sapp.  “The increase in loan demand was a major factor in exceeding our asset target for all of 2006 by the end of the third quarter. The increase has also expanded our opportunities to build income through loan syndications and loan sales.  During the third quarter, we reported a 208% increase in gain on sale of loans to $567,000 compared with $184,000 in the third quarter of 2005.”

          Asset quality remained strong at the end of the third quarter.  For the first nine months of 2006, annualized net charge-offs were 0.44% of average loans.  Provision for loan losses was $1.2 million in the third quarter of 2006, up from $1.0 million in the third quarter of last year.  The increased provision for loan losses was due primarily to higher average loan balances compared with the prior year.  At the end of the third quarter, the allowance for loan losses was $6.2 million, or 1.28% of net loans, compared with $4.2 million, or 1.32%, in the year prior period.

          Annualized return on average assets was 1.01% and annualized return on average equity rose to 12.30% in the third quarter of 2006.  Tennessee Commerce’s efficiency ratio was 42.04% in the third quarter of 2006 compared with 40.45% in the third quarter of 2005.

          “We have one of the best efficiency ratios in the industry,” stated George Fort, Chief Financial Officer.  “We have also benefited from the leverage of our business banking model.  At the end of the third quarter, our average assets per employee of $11.7 million were over four times higher than the industry average of $2.9 million per employee.”

          Nine Months

          Net income rose 58.3% to $3.2 million for the first nine months of 2006 compared with $2.0 million in the same period of 2005.  Net income per diluted share increased 42% to $0.81 compared with $0.57 in the first nine months of 2005.

          Net interest income rose 38.3% to $13.8 million, up from $10.0 million in the first nine months of 2005 based on a 60% increase in earnings assets to $555 million.  Net interest margin was 4.05% for the 2006 period compared with 4.63% for the same period in 2005.

          Provision for loan losses was $3.2 million for the first nine months of 2006 compared with $2.8 million for the same period in 2005.  The increase was primarily related to the overall growth in the loan portfolio.

          About Tennessee Commerce Bancorp, Inc.

          Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts. Its corporate and banking offices are located in Franklin, Tennessee and it has a loan production office in Birmingham, Alabama.  Tennessee Commerce Bancorp’s stock is traded on the NASDAQ Global Market under the symbol TNCC.

          Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Tennessee Commerce Bancorp’s operating results, performance or financial condition are competition, changes in interest rates, the demand for its products and services, the ability to expand, and numerous other factors as set forth in the Corporation’s filings with the Securities and Exchange Commission.

TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2006 (UNAUDITED) AND DECEMBER 31, 2005
(dollars in thousands except share data)

	September 30, 2006	December 31, 2005

ASSETS
Cash and due from financial institutions	$9,669	$6,877
Federal funds sold	19,168	12,535

Cash and cash equivalents	28,837	19,412
Securities available for sale	48,909	31,992
Loans	490,778	348,586
Allowance for loan losses	(6,199)	(4,399)

Net loans	484,579	344,187
Premises and equipment, net	1,677	769
Accrued interest receivable	3,398	2,148
Restricted equity securities	623	383
Deferred tax assets	685	490
Other assets	5,856	4,659

Total assets	$574,564	$404,040

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$22,236	$33,372
Interest-bearing	492,107	334,333

Total deposits	514,343	367,705
Accrued interest payable	1,469	1,126
Accrued bonuses	477	430
Long-term subordinated debt	8,248	8,248
Other liabilities	756	101

Total liabilities	525,293	377,610
Shareholders’ equity
Preferred stock, no par value. Authorized 1,000,000 shares; none issued or outstanding at September 30, 2006 and December 31, 2005	—	—
Common stock, $0.50 par value. Authorized 10,000,000 shares at September 30, 2006 and 5,000,000 at December 31, 2005; Issued and outstanding 4,420,674 at September 30, 2006 and 3,238,674 at December 31, 2005	2,210	1,619
Additional paid-in capital	40,339	21,401
Retained earnings	6,951	3,781
Accumulated other comprehensive income (loss)	(229)	(371)

Total shareholders’ equity	49,271	26,430

Total liabilities and shareholders’ equity	$574,564	$404,040

TENNESSEE COMMERCE BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME
NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
THREE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
(UNAUDITED)
(dollars in thousands except share data)

	Nine Months Ended September 30,		Three Months Ended September 30,

	2006	2005	2006	2005

Interest income
Loans, including fees	$26,943	$15,827	$10,284	$6,075
Securities	1,529	649	586	243
Federal funds sold	286	118	130	55

Total interest income	28,758	16,594	11,000	6,373
Interest Expense
Deposits	14,421	6,309	5,698	2,628
Other	513	289	176	139

Total interest expense	14,934	6,598	5,874	2,767

Net interest income	13,824	9,996	5,126	3,606
Provision for loan losses	3,150	2,800	1,150	1,000

Net interest income after provision for loan losses	10,674	7,196	3,976	2,606
Net interest income
Service charges on deposit accounts	80	79	58	25
Mortgage banking	61	75	25	36
Gain on sale of loans	1,179	624	567	184
Other	(196)	6	(60)	(36)

Total non interest income	1,124	784	590	209
Non interest expense
Salaries and employee benefits	3,854	2,644	1,349	856
Occupancy and equipment	628	447	238	159
Data processing fees	507	337	177	111
Professional fees	514	275	133	113
Other	1,134	828	506	304

Total non interest expense	6,637	4,531	2,403	1,543

Income before income taxes	5,161	3,449	2,163	1,272
Income tax expense	1,991	1,446	834	552

Net income	$3,170	$2,003	$1,329	$720
Unrealized gains (losses) on securities, net	143	(88)	693	(149)

Comprehensive income (loss)	$3,313	$1,915	$2,022	$571
Earnings per share (EPS):
Basic EPS	$0.88	$0.62	$0.31	$0.22
Diluted EPS	0.81	0.57	0.29	0.21
Weighted average shares outstanding:
Basic	3,611,077	3,238,674	4,339,913	3,238,674
Diluted	3,928,473	3,485,719	4,662,978	3,497,201

TENNESSEE COMMERCE BANCORP, INC.
FINANCIAL HIGHLIGHTS
(Dollars in thousands except ratios and share data)

	2006	2005	% Change

For the Quarter ending 09/30 Earnings:
Net Interest Income	$5,126	$3,606	42.15%
Non-Interest Income	590	209	182.30%
Provision for Loan Losses	1,150	1,000	15.00%
Operating Expense	2,403	1,543	55.74%
Operating Income	2,163	1,272	70.05%
Applicable Tax	834	552	51.09%

Net Income	$1,329	$720	84.58%

At September 30
Total Assets	$574,564	$356,009	61.39%
Net Loans	484,579	316,398	53.15%
Earning Assets	554,677	347,531	59.61%
Allowance for Loan Losses	6,199	4,175	48.48%
Deposits	514,343	321,012	60.23%
Shareholders’ Equity	$49,271	$25,515	93.11%
Total Shares Outstanding	4,420,674	3,238,674	36.50%
Significant Ratios
Net Interest Margin	3.99%	4.44%	-10.14%
Return on Average Assets *	1.01%	0.89%	13.67%
Return on Average Equity *	12.30%	11.43%	7.61%
Efficiency Ratio	42.04%	40.45%	3.94%
Loan Loss Reserve/Net Loans	1.28%	1.32%	-3.05%
Basic Earnings per Share	$0.31	$0.22	40.91%
Diluted Earnings per Share	$0.29	$0.21	38.10%

* annualized

SOURCE  Tennessee Commerce Bancorp, Inc.
          -0-                             10/24/2006
          /CONTACT:  George Fort, Chief Financial Officer of Tennessee Commerce Bancorp, Inc., +1-615-599-2274/